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                                 LOAN AGREEMENT




                          Dated as of September 1, 1998


                                     between


                       STATE ENVIRONMENTAL IMPROVEMENT AND
                           ENERGY RESOURCES AUTHORITY


                                       and


                      UNION ELECTRIC COMPANY, dba AMERENUE




                            -------------------------
                                   $50,000,000
                Environmental Improvement Revenue Refunding Bonds
                        (Union Electric Company Project)
                                  Series 1998B
                            -------------------------



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                                                 ILLINOIS COMMERCE COMMISSION
                                                    Identification No. 6097

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                                 LOAN AGREEMENT

                                                                            PAGE

ARTICLE I              DEFINITIONS.............................................1


ARTICLE II             REPRESENTATIONS.........................................2

       Section 2.1.        Representations of Issuer...........................2
       Section 2.2.        Representations of Company..........................3

ARTICLE III            COMPLETION OF PROJECT...................................4

       Section 3.1.        Completion of Project...............................4
       Section 3.2.        Project Description.................................4
       Section 3.3.        Operation of Project................................4
       Section 3.4.        Company Representative..............................4
       Section 3.5.        Maintenance of Project..............................5

ARTICLE IV             ISSUANCE OF BONDS; LOAN TO COMPANY......................5

       Section 4.1.        Issuance of Bonds; Loan to Company..................5

ARTICLE V              REPAYMENT OF LOAN.......................................5

       Section 5.1.        Repayment of Loan...................................5
       Section 5.2.        Additional Payments.................................6
       Section 5.3.        Prepayments.........................................6
       Section 5.4.        Obligations of Company Unconditional................7

ARTICLE VI             OTHER COMPANY AGREEMENTS................................7

       Section 6.1.        Maintenance of Existence............................7
       Section 6.2.        Financial Reports...................................7
       Section 6.3.        Payment of Taxes....................................8
       Section 6.4.        Arbitrage...........................................8
       Section 6.5.        Company's Obligation with Respect to Exclusion
                             of Interest Paid on the Bonds.....................8
       Section 6.6.        Notices Under the Indenture.........................9
       Section 6.7.        Letter of Credit....................................9
       Section 6.8.        Credit Ratings......................................9
       Section 6.9.        Purchases of Bonds..................................9

ARTICLE VII            NO RECOURSE TO ISSUER; INDEMNIFICATION.................10

       Section 7.1.        No Recourse to Issuer..............................10
       Section 7.2.        Indemnification....................................10

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ARTICLE VIII           ASSIGNMENT.............................................10

       Section 8.1.        Assignment by Company..............................10
       Section 8.2.        Assignment by Issuer...............................10

ARTICLE IX              DEFAULTS AND REMEDIES.................................11

       Section 9.1.        Remedies on Default................................11
       Section 9.2.        Delay Not Waiver; Remedies.........................11
       Section 9.3.        Attorneys' Fees and Expenses.......................11

ARTICLE X               MISCELLANEOUS.........................................11

       Section 10.1.       Notices............................................11
       Section 10.2.       Binding Effect.....................................11
       Section 10.3.       Severability.......................................12
       Section 10.4.       Amendments.........................................12
       Section 10.5.       Right of Company To Perform Issuer's Agreements....12
       Section 10.6.       Applicable Law.....................................12
       Section 10.7.       Captions; References to Sections...................12
       Section 10.8.       Complete Agreement.................................12
       Section 10.9.       Termination........................................12
       Section 10.10.      Counterparts.......................................13

Signature.....................................................................13

           LOAN AGREEMENT dated as of September 1, 1998, between STATE ENVIRONMENTAL IMPROVEMENT AND ENERGY RESOURCES AUTHORITY of the State of Missouri, a body corporate and politic and a governmental instrumentality of the State of Missouri (the
          "Issuer"), and UNION ELECTRIC COMPANY, a Missouri corporation doing business as AMERENUE (the "Company").

         Section 260.005 through Section 260.125, inclusive, R.S. Mo., as amended, and Appendix B(1) thereto empowers the Issuer to issue its bonds for any of its purposes, including the refunding of bonds previously issued by it. On June 1, 1984, the Issuer issued its (i) Adjustable - Fixed Rate Pollution Control Revenue Bonds, Series 1984 A (Union Electric Company Project) in the aggregate principal amount of $80,000,000 (all of which are currently outstanding) (the "Series 1984 A Bonds") and (ii) Adjustable - Fixed Rate Pollution Control Revenue Bonds, Series 1984 B (Union Electric Company Project) in the aggregate principal amount of $80,000,000 (all of which are currently outstanding) (the "Series 1984 B Bonds") (the Series 1984 A Bonds and the Series 1984 B Bonds are referred to collectively as the "Prior Bonds") for the purpose of constructing, acquiring, and installing certain pollution control and solid waste disposal facilities (the "Project").

         The Issuer proposes to issue (a)(i) $60,000,000 Environmental Improvement Revenue Refunding Bonds (Union Electric Company Project) Series 1998A pursuant to the Series A Indenture (as defined in the Indenture referred to below) and (ii) $50,000,000 Environmental Improvement Revenue Refunding Bonds (Union Electric Company Project) Series 1998B pursuant to the Indenture in order to provide the funds for the refunding of a portion of the Series 1984 A Bonds and (b) to loan the proceeds of the Bonds to the Company. The Company desires to use the proceeds of the Bonds to pay a portion of the cost of refunding a portion of the Series 1984 A Bonds and a portion of the Series 1984 B Bonds, all on the terms and conditions set forth in this Loan Agreement.

         Accordingly, the Issuer and the Company hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         For all purposes of this Loan Agreement, unless the context clearly requires otherwise, all terms defined in Article I of the Indenture have the same meanings in this Loan Agreement.

         "Indenture" means the Indenture of Trust relating to the Bonds, dated as of the date of this Loan Agreement, between the Issuer and State Street Bank and Trust Company of Missouri, N.A., as trustee, as such Indenture of Trust may be amended or supplemented from time to time in accordance with its terms.

                                   ARTICLE II

                                 REPRESENTATIONS

   Section 2.1.    Representations of Issuer.  The Issuer represents as follows:

                   (a) The Issuer (1) is a body corporate and politic and a governmental instrumentality duly organized and existing under the laws of the State, (2) has full power and authority to enter into the transactions contemplated by this Loan Agreement and by the Indenture and to carry out its obligations under this Loan Agreement and the Indenture, including the issuance of the Bonds and (3) by proper corporate action has duly authorized the execution and delivery of this Loan Agreement, the Bonds and the Indenture.

                   (b) Under existing statutes and decisions, no taxes on income or profits are imposed on the Issuer. The Issuer will not knowingly take or omit to take any action reasonably within its control which action or omission would impair the exclusion of interest paid on the Bonds from the federal gross income of the owners of the Bonds.

                   (c) Neither the execution and delivery by the Issuer of this Loan Agreement nor the consummation by the Issuer of the transactions contemplated by this Loan Agreement conflicts with, will result in a breach of or default under or will (except with respect to the lien of the Indenture) result in the imposition of any lien on any property of the Issuer pursuant to the terms, conditions or provisions of any statute, order, rule, regulation, agreement or instrument to which the Issuer is a party or by which it is bound.

                   (d) Each of this Loan Agreement and the Indenture has been duly authorized, executed and delivered by the Issuer and each constitutes the legal, valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms, except to the extent that the enforcement thereof may be limited by laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws and equitable principles of general application affecting the rights and remedies of creditors and secured parties.

                   (e) There is no litigation or proceeding pending, or to the knowledge of the Issuer after due inquiry threatened, against the Issuer, or affecting it, which could adversely affect the validity of this Loan Agreement, the Indenture or the Bonds or the ability of the Issuer to comply with its obligations under this Loan Agreement, the Indenture or the Bonds.

                   (f) The Issuer is not in default under any of the provisions of the laws of the State which would affect its existence or its powers referred to in the preceding subsection (a).

                   (g) The Issuer hereby finds and determines that, based on representations of the Company, all requirements of the Act have been complied with and that the refinancing of the Project and the refunding of a portion of the Series 1984 A Bonds and a portion of the Series 1984 B Bonds through the issuance of the Bonds will further the public purposes of the Act.

                   (h) No member, director, officer or official of the Issuer has any interest (financial, employment or other) in the Company or the transactions contemplated by this Loan Agreement which is prohibited by law.

                   (i) The Issuer will apply the proceeds from the sale of the Bonds as specified in the Indenture and this Loan Agreement. So long as any of the Bonds remain outstanding and except as may be authorized by the Indenture, the Issuer will not issue or sell any bonds or obligations, other than the Bonds, the principal of or interest on which will be payable from the property described in the granting clause of the Indenture.

    Section 2.2. Representations of Company.  The Company represents as follows:

                   (a) The Company (1) is a corporation duly incorporated and in good standing in the State and in all other states in which it owns property, (2) is duly qualified to transact business and is in good standing in the State, (3) is not in violation of any provision of its Articles of Incorporation or its By-laws, (4) has full corporate power to own its properties and conduct its business, (5) has full legal right, power and authority to enter into this Loan Agreement and consummate all transactions contemplated by this Loan Agreement and (6) by proper corporate action has duly authorized the execution and delivery of this Loan Agreement.

                   (b) Neither the execution and delivery by the Company of this Loan Agreement nor the consummation by the Company of the transactions contemplated by this Loan Agreement conflicts with or will result in a breach of or default under the Articles of Incorporation or By-laws of the Company or the terms, conditions or provisions of any corporate restriction or any statute, order, rule, regulation, agreement or instrument to which the Company is a party or by which it is bound.

                   (c) This Loan Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company in accordance with its terms, except to the extent that the enforcement thereof may be limited by laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws and equitable principles of general application affecting the rights and remedies of creditors and secured parties.

                   (d) There is no litigation or proceeding pending, or to the knowledge of the Company after due inquiry threatened, against the Company, or affecting it, which could adversely affect the validity of this Loan Agreement or the ability of the Company to comply with its obligations under this Loan Agreement.

                   (e) The information contained in the Tax Agreement and all other written information relating to the Project and the Prior Bonds provided by the Company to the Issuer and bond counsel for the Bonds is true and correct in all material respects.

                   (f) Neither the Prior Indentures nor the Prior Agreements have been supplemented or amended.

                                   ARTICLE III

                              COMPLETION OF PROJECT

             Section 3.1.  Completion of Project.  The Company has completed the
acquisition,   construction,  installation  and  equipping  of  the  Project  in accordance with the Prior Indenture and the Prior Agreement.

             Section 3.2. Project Description. The Company will not make any material changes in the Project description contained in Exhibit A unless the Trustee and the Issuer receive a Favorable Opinion of Tax Counsel with respect to such change.

             Section 3.3. Operation of Project. So long as the Company operates the Project, it will operate it as facilities for preventing or reducing pollution and/or the disposal of solid waste as contemplated by the Act and as solid waste disposal facilities and/or air or water pollution control facilities as contemplated by Sections 103(b)(4)(E) and/or (F) of the 1954 Code.

             Section 3.4. Company Representative. Prior to the initial sale of the Bonds, the Company shall appoint a Company Representative for the purpose of acting on behalf of the Company and taking all actions and making all certificates required to be taken and made by a Company Representative under the provisions of this Loan Agreement and the Indenture, and shall appoint alternative Company Representatives to take any such action or make any such certificate if the same is not taken or made by the Company Representative. In the event any of said persons, or any successor appointed pursuant to the provisions of this Section, should resign or become unavailable or unable to take any action or make any certificate provided for in this Loan Agreement or the Indenture, another Company Representative or alternate Company Representative shall thereupon be appointed by the Company. If the Company fails to make such designation within 10 days following the date when the then incumbent resigns or becomes unavailable or unable to take any of the said actions, the Treasurer of the Company shall serve as the Company Representative.

         Whenever under the provisions of this Loan Agreement or the Indenture the approval of the Company is required or the Issuer is required to take some action at the request of the Company, such approval or such request shall be made by the Company Representative or alternate Company Representative unless otherwise specified in this Loan Agreement or the Indenture, and the Issuer or the Trustee shall be authorized to act on any such approval or request.

             Section 3.5. Maintenance of Project. The Company will at all times make or cause to be made such expenditures by means of renewals, replacements, repairs, maintenance, or otherwise as shall be necessary to maintain, preserve and keep the Project in good repair, physical condition, working order and condition and in a state of good operating efficiency, except that the Company may abandon any portion of the Project if in its opinion the abandonment of such portion is desirable in the proper conduct of its business and in the operation of its properties or is otherwise in its best interests, provided that the Trustee receives a Favorable Opinion of Tax Counsel prior to such abandonment.

                                   ARTICLE IV

                       ISSUANCE OF BONDS; LOAN TO COMPANY

             Section 4.1. Issuance of Bonds; Loan to Company. In order to refund a portion of the Series 1984 A Bonds and a portion of the Series 1984 B Bonds, the Issuer will issue, sell and deliver the Bonds to the initial purchasers thereof and deposit the proceeds of the Bonds with the Trustee as provided in
Article IV of the Indenture. Such deposit shall constitute a loan to the Company under this Loan Agreement. The Issuer authorizes the Trustee to disburse the proceeds of the Bonds in accordance with Sectiona4.01 of the Indenture. If the proceeds of the Bonds are not sufficient to accomplish the refunding of such portion of the Series 1984 A Bonds and such portion of the Series 1984 B Bonds on Decembera1, 1998, the Company shall at its own expense and without any right of reimbursement in respect thereof immediately pay all amounts necessary to accomplish such refunding. The Company hereby approves the Indenture and the issuance by the Issuer of the Bonds.

                                    ARTICLE V

                                REPAYMENT OF LOAN

             Section 5.1. Repayment of Loan. (a) The Company will repay the loan made to it under Section 4.1 as follows: Before 11:00 a.m. (local time at the principal corporate office of the Registrar) on each day on which any payment of either principal of or interest on the Bonds, or both, shall become due (whether at maturity, or upon redemption or acceleration or otherwise), the Company will pay, in immediately available funds, an amount which, together with other moneys held by the Tender Agent or by the Trustee under the Indenture and available therefor, will enable the Registrar to make such payment in full in a timely manner. If such day on which any payment shall become due is not a Business Day, then the payment required by this Section shall be made on or before the succeeding Business Day. If the Company defaults in any payment required by this Section, the Company will pay interest (to the extent allowed by law) on such amount until paid at the rate provided for in the Bonds.

         (b) The Company will pay to the Tender Agent, on each day on which a payment of purchase price of a Bond which has been tendered shall become due, an amount which, together with other moneys held by the Tender Agent or the Trustee under the Indenture and available therefor, will enable the Tender Agent to make such payment in full in a timely manner.

         In furtherance of the foregoing, so long as any Bonds are outstanding the Company will pay all amounts required to prevent any deficiency or default in any payment of the Bonds, including any deficiency caused by an act or failure to act by the Trustee, the Company, the Issuer, the Remarketing Agent, the Auction Agent, the Tender Agent or any other person.

         All amounts payable under this Section by the Company are assigned by the Issuer to the Trustee pursuant to the Indenture for the benefit of the Bondholders. The Company consents to such assignment. Accordingly, the Company will pay directly to the Registrar at its principal corporate trust office all payments payable by the Company pursuant to this Section. The Company need not pay any amount paid to Bondholders by a draw on the Letter of Credit, if any.

        Section 5.2. Additional Payments. The Company will pay the issuance fee of the Issuer of $42,187.50 upon the issuance of the Bonds. The Company will also pay the following within 30 days after receipt of a bill therefor:

                   (a) The reasonable fees and expenses of the Issuer in connection with this Loan Agreement and the Bonds, such fees and expenses to be paid directly to the Issuer; provided that the Company Representative shall have approved such expenses in writing prior to their incurrence.

                   (b) (i) The fees and expenses of the Trustee, the Remarketing Agent, the Tender Agent, the Auction Agent, the Broker Dealers, the Securities Depository and all other fiduciaries and agents serving under the Indenture (including any expenses in connection with any redemption of the Bonds), and (ii) all fees and expenses, including attorneys' fees, of the Trustee for any extraordinary services rendered by it under the Indenture; provided that the Company may, without creating an Event of Default, delay making any payment under clause
         (ii) while it contests in good faith the necessity for, reasonableness of, or reasonableness of amount of, such extraordinary services and expenses. All such fees and expenses are to be paid directly to the Trustee, the Remarketing Agent, the Tender Agent, the Auction Agent, the Securities Depository or other fiduciary or agent for its own account as and when such fees and expenses become due and payable.

                   (c) All other reasonable fees and expenses incurred in connection with the issuance of the Bonds, including but not limited to all costs associated with any discontinuance of the book-entry only system.

             Section 5.3. Prepayments. The Company may at any time prepay to the Registrar all or any part of the amounts payable under Section 5.1. A prepayment will not relieve the Company of its obligations under this Loan Agreement until all the Bonds have been paid or provision for the payment of all the Bonds has been made in accordance with the Indenture.

In the event of a mandatory redemption of the Bonds, the Company will prepay all amounts necessary for such redemption.

             Section 5.4. Obligations of Company Unconditional. The Company agrees that the obligations of the Company to make the payments required by Sections 5.1 and 5.3 and to perform its other agreements contained in this Loan Agreement shall be absolute and unconditional. Until the principal of and interest on the Bonds shall have been fully paid or provision for the payment of the Bonds made in accordance with the Indenture, the Company (a) will not suspend or discontinue any payments provided for in Section 5.1, (b) will perform all its other agreements in this Loan Agreement and (c) will not terminate this Loan Agreement for any cause including any acts or circumstances that may constitute failure of consideration, destruction of or damage to the Project, commercial frustration of purpose, any change in the laws of the United States or of the State or any political subdivision of either or any failure of the Issuer to perform any of its agreements, whether express or implied, or any duty, liability or obligation arising from or connected with this Loan Agreement.

                                   ARTICLE VI

                            OTHER COMPANY AGREEMENTS

             Section 6.1. Maintenance of Existence. The Company agrees that during the term of this Loan Agreement and so long as any Bond is outstanding, it will maintain its corporate existence, will continue to be a corporation in good standing under the laws of the State, will not dissolve or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge into another legal entity or permit one or more other legal entities (other than one or more subsidiaries of the Company) to consolidate with or merge into it, or sell or otherwise transfer to another legal entity all or substantially all its assets as an entirety and dissolve, unless (a) in the case of any merger or consolidation, the Company is the surviving corporation, or
(b)(i) the surviving, resulting or transferee legal entity is organized and existing under the laws of the United States, a state thereof or the District of Columbia, and (if not the Company) assumes in writing all the obligations of the Company under this Loan Agreement and (ii) no event which constitutes, or which with the giving of notice or the lapse of time or both would constitute an Event of Default shall have occurred and be continuing immediately after such merger, consolidation or transfer.

             Section 6.2. Financial Reports. The Company agrees to have an annual audit made by its regular independent certified public accountants and, upon request, to furnish the Trustee (within 90 days after receipt by the Company) with a balance sheet, statement of income and statement of cash flows showing the financial condition of the Company and its consolidated subsidiaries, if any, at the close of each fiscal year, the results of operations and the cash flows of the Company and its consolidated subsidiaries, if any, for each fiscal year, accompanied by the opinion of said accountants. The Trustee will hold such reports solely for the purpose of making them available at its principal corporate trust office for examination by the Bondholders, and is not required to notify the Bondholders of the contents of any such report. The Company may fulfill its obligation under this Section by furnishing the Trustee a copy of its Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, if such report shall contain the above described financial statements.

             Section 6.3.  Payment of Taxes.  The Company will pay and discharge promptly all lawful taxes, assessments and other governmental charges or levies imposed upon the Project, or upon any part thereof, as well as all claims of any kind (including claims for labor, materials and supplies) which, if unpaid, might by law become a lien or charge upon the Project; provided that the Company shall not be required to pay any such tax, assessment, charge, levy or claim (i) if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings promptly initiated and diligently conducted; (ii) if the Company shall have set aside on its books reserves (segregated to the extent required by generally accepted accounting principles) with respect thereto deemed adequate by the Company; and (iii) if failure to make such payment will not impair the use of the Project by the Company.

             Section 6.4. Arbitrage. The Company covenants with the Issuer and for and on behalf of the purchasers and owners of the Bonds from time to time outstanding that so long as any of the Bonds remain outstanding, moneys on deposit in any fund in connection with the Bonds, whether or not such moneys were derived from the proceeds of the sale of the Bonds or from any other sources, will not be used in a manner which will cause the Bonds to be "arbitrage bonds" within the meaning of Sectiona148 of the Code, and any lawful regulations promulgated thereunder, as the same exist on this date, or may from time to time hereafter be amended, supplemented or revised. The Company also covenants for the benefit of the Bondholders to comply with all of the provisions of the Tax Agreement. The Company reserves the right, however, to make any investment of such moneys as may be permitted by State law at such time, if, when and to the extent that said Sectiona148 or regulations promulgated thereunder shall be repealed or relaxed or shall be held void by final judgment of a court of competent jurisdiction, but only if any investment made by virtue of such repeal, relaxation or decision would not, in the written Opinion of Tax Counsel, result in making the interest on the Bonds includible in the federal gross income of the owners of the Bonds.

             Section 6.5. Company's Obligation with Respect to Exclusion of Interest Paid on the Bonds. Notwithstanding any other provision hereof, the Company covenants and agrees that it will not knowingly take or authorize or permit, to the extent such action is within the control of the Company, any action to be taken with respect to the Project or the Prior Bonds, or the proceeds of the Bonds (including investment earnings thereon), or any other proceeds derived directly or indirectly in connection with the Project or the Prior Bonds, which will result in the loss of the exclusion of interest on the Bonds from the federal gross income of the owners of the Bonds under Sectiona103 of the Code to the extent that such interest on the Bonds was excludable when such Bonds were issued (except for any Bond during any period while any such Bond is held by a person referred to in Section 103(b)(13) of the 1954 Code); and the Company also will not knowingly omit to take any action in its power which, if omitted, would cause the above result. This provision shall control in case of conflict or ambiguity with any other provision of this Loan Agreement.

         The Company covenants and agrees to notify the Trustee and the Issuer of the occurrence of any event of which the Company has notice and which event would require the Company to prepay the amounts due hereunder because of a redemption upon a determination of taxability.

             Section 6.6. Notices Under the Indenture. The Company shall give timely written notice to the persons noted in Section 2.02(b) of the Indenture as required by such section, prior to any change in the method of determining interest on the Bonds. Notwithstanding the foregoing, the Company shall use its best efforts to notify the Issuer as early as possible prior to electing a Long-Term Interest Rate Period of three years or longer duration. In addition, if the Company shall elect to change the method of determining interest on the Bonds, the Company shall deliver to the persons noted in Section 2.02(b) of the Indenture concurrently with the giving of notice with respect thereto, and no such change shall be effective without, a Favorable Opinion of Tax Counsel, if required by the Indenture. The Company shall use its best efforts to provide the Tender Agent and the Auction Agent with notice of any change in the maximum rate permitted by law on the Auction Rate Bonds.

         If the Company determines that a Payment Default has occurred the Company shall promptly notify the Tender Agent thereof.

             Section 6.7. Letter of Credit. Any Letter of Credit delivered by the Company pursuant to the Indenture must comply with the provisions of the Indenture, including but not limited to, Article V thereof.

             Section 6.8. Credit Ratings. The Company shall take all reasonable action necessary to enable at least one nationally recognized statistical rating organization (as that term is used in the rules and regulations of the SEC under the Securities Exchange Act) to provide credit ratings for the Auction Rate Bonds.

             Section 6.9.    Purchases of Bonds.  (a)  The  Company  shall   not
purchase or otherwise acquire Auction Rate Bonds unless the Company redeems or cancels such Auction Rate Bonds on the day of any purchase.

           (b) So long as a Letter of Credit is in effect, the Company will not, and will not permit any "insider" (as defined in the Bankruptcy Code) of the Company, to purchase, directly or indirectly, any Bonds with any funds that do not constitute moneys described in clauses first, second, third or fourth in the second paragraph of Section 4.02 of the Indenture, except as required by Section 5.2(b).

                                   ARTICLE VII

                     NO RECOURSE TO ISSUER; INDEMNIFICATION

             Section 7.1. No Recourse to Issuer. The Issuer will not be obligated to pay the Bonds or any fees or expenses incurred in connection therewith except from revenues provided by the Company. The issuance of the Bonds will not directly or indirectly or contingently obligate the Issuer or the State to levy or pledge any form of taxation whatever or to make any appropriation for their payment. Neither the Issuer nor any member, director, employee, agent or officer of the Issuer nor any person executing the Bonds shall be liable personally for the Bonds or be subject to any personal liability or accountability by reason of the issuance of the Bonds.

             Section 7.2. Indemnification. The Company during the term of this Loan Agreement releases the Issuer, its members, officers, directors, employees and agents from and covenants and agrees that the Issuer, its members, officers, directors, employees and agents shall not be liable for, and agrees to indemnify and hold the Issuer, its members, directors, officers, employees and agents harmless against, any loss or damage to property or any injury to or death of any person occurring on or about or resulting from any defect in the Project, provided that the indemnity shall not be effective for damages that result from the negligence or intentional acts on the part of the Issuer, its members, officers, directors, employees or agents. The Company will also indemnify and save harmless the Issuer, its members, officers, directors, employees or agents from and against any and all losses, costs, charges, expenses, judgments and liabilities imposed upon or asserted against it or them with respect to the Project on account of any failure on the part of the Company to perform or comply with any of the provisions of this Loan Agreement.

                                  ARTICLE VIII

                                   ASSIGNMENT

             Section 8.1. Assignment by Company. The Company may assign its rights and obligations under this Loan Agreement with the prior written consent of the Issuer, but no assignment will relieve the Company from primary liability for any obligations under this Loan Agreement.

             Section 8.2. Assignment by Issuer. The Issuer will assign its rights under and interest in this Loan Agreement (except for the Unassigned Rights) to the Trustee pursuant to the Indenture as security for the payment of the Bonds, and the Company assents to this assignment. Otherwise, the Issuer will not sell, assign or otherwise dispose of its rights under or interest in this Loan Agreement nor create or permit to exist any lien, encumbrance or other security interest in or on such rights or interest.

                                   ARTICLE IX

                              DEFAULTS AND REMEDIES

             Section 9.1. Remedies on Default. Whenever any Event of Default under the Indenture has occurred and is continuing, the Trustee may take whatever action may appear necessary or desirable to collect the payments then due and to become due or to enforce performance of any agreement of the Company in this Loan Agreement.

         In addition, if an Event of Default is continuing with respect to any of the Unassigned Rights, the Issuer may take whatever action may appear necessary or desirable to it to enforce performance by the Company of such Unassigned Rights.

         Any amounts collected pursuant to action taken under this Section (except for amounts payable directly to the Issuer or the Trustee pursuant to Sections 5.2, 7.2 and 9.3) shall be applied in accordance with the Indenture.

         Nothing in this Loan Agreement shall be construed to permit the Issuer, the Trustee, any Bondholder or any receiver in any proceeding brought under the Indenture to take possession of or exclude the Company from possession of the Project by reason of the occurrence of an Event of Default.

             Section 9.2. Delay Not Waiver; Remedies. A delay or omission by the Issuer or the Trustee in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

             Section 9.3. Attorneys' Fees and Expenses. If the Company should default under any provision of this Loan Agreement and the Issuer should employ attorneys or incur other expenses for the collection of the payments due under this Loan Agreement, the Company will on demand pay to the Issuer the reasonable fees of such attorneys and such other reasonable expenses so incurred by the Issuer.

                                    ARTICLE X

                                  MISCELLANEOUS

            Section 10.1.    Notices.    All  notices  or  other  communications
hereunder shall be sufficiently given and shall be deemed given when delivered or mailed as provided in the Indenture.

            Section 10.2. Binding Effect. This Loan Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company and their respective successors and assigns, subject, however, to the limitations contained in Section 6.1.

            Section 10.3. Severability. If any provision of this Loan Agreement shall be determined to be unenforceable at any time, that shall not affect any other provision of this Loan Agreement or the enforceability of that provision at any other time

            Section 10.4. Amendments. After the issuance of the Bonds, this Loan Agreement may not be effectively amended or terminated without the written consent of the Trustee and the Tender Agent and in accordance with the provisions of the Indenture.

            Section 10.5. Right of Company To Perform Issuer's Agreements. The Issuer irrevocably authorizes and empowers the Company to perform in the name and on behalf of the Issuer any agreement made by the Issuer in this Loan Agreement or in the Indenture which the Issuer fails to perform in a timely fashion if the continuance of such failure could result in an Event of Default. This Section will not require the Company to perform any agreement of the Issuer.

            Section 10.6. Applicable Law. This Loan Agreement shall be governed by and construed in accordance with the laws of the State.

            Section 10.7. Captions; References to Sections. The captions in this Loan Agreement are for convenience only and do not define or limit the scope or intent of any provisions or Sections of this Loan Agreement. References to Articles and Sections are to the Articles and Sections of this Loan Agreement, unless the context otherwise requires.

            Section 10.8. Complete Agreement. This Loan Agreement represents the entire agreement between the Issuer and the Company with respect to its subject matter.

            Section 10.9. Termination. When no Bonds are Outstanding under the Indenture, the Company and the Issuer shall not have any further obligations under this Loan Agreement; provided that the Company's covenants in Sections 6.4 and 6.5, and the provisions of Section 5.3 with respect to mandatory redemption of the Bonds, shall survive so long as any Bond remains unpaid.

         Section 10.10. Counterparts. This Loan Agreement may be signed in several counterparts. Each will be an original, but all of them together constitute the same instrument.



                                      STATE ENVIRONMENTAL IMPROVEMENT AND
                                           ENERGY RESOURCES AUTHORITY



                                     By           /S/ Avis Parman
                                           ---------------------------------
                                                      Chairman


[SEAL]

Attest:

By    /S/ Charles D. Banks
   --------------------------
            Secretary

                                      UNION ELECTRIC COMPANY, dba AMERENUE



                                      By    /S/ Donald E. Brandt
                                         -----------------------------
                                            Senior Vice President

                                    EXHIBIT A

                                   THE PROJECT

         The Project consists of the portion of the following facilities previously financed by the Issuer with the Prior Bonds. The facilities are located at Union Electric Company's Callaway Nuclear Plant in Callaway County, Missouri.

A.  WATER POLLUTION CONTROL FACILITIES:

            1. Oily Waste Treatment System. The oily waste treatment system is designed to remove oily waste from contaminated water in compliance with the Federal Clean Water Act. The oily waste treatment system collects, for processing and disposal, nonradioactive waste from areas where oil may be present, and waste that may contain oil and/or trace amounts of radioactive contaminants. Areas where oily waste is collected by the system include the turbine building, control building, communications corridor, diesel generator building, and the auxiliary feedwater pump room.

            2. Steam Generator Blowdown System. The function of the steam generator blowdown system is to treat blowdown to the extent required to meet chemical composition limits for release to the environment. This system consists of heat exchangers, mixed bed demineralizers, filters and associated hardware.

            3 Liquid Radwaste System. The function of the liquid radwaste system is to collect, segregate and treat both the reactor grade and nonreactor grade liquid wastes during plant power, refueling and maintenance operations. Specifically, it handles potentially radioactive floor and equipment drains, laundry, and chemical waste. After processing to remove low-level and other pollutants, a substantial amount of the treated liquid is expected to be recycled for use in the plant, while the remainder will be piped to the river for release there. The liquid radwaste system consists of several tanks and pumps, an evaporator, heat exchanger, demineralizers, charcoal adsorbers, filters, and a reverse osmosis unit.

            4. Boron Recycle System. In order to keep the reactor functioning properly, the percentage of boron in the reactor coolant is adjusted by the addition of reactor makeup water, blending boric acid as needed. As discussed below, this operation occurs as part of the function of the chemical and volume control system ("CVCS").

         Waste streams from the CVCS are let down from time to time to the boron recycle system ("BRS"). Waste streams containing boron and other minerals are treated in the BRS by demineralization, filtration and evaporation. After treatment, some of the liquid waste will be discharged to the Missouri River in compliance with discharge limits imposed by the Clean Water Act. Liquid waste meeting the chemical requirements for reactor makeup water will be pumped to the makeup water storage tank for reuse in the reactor coolant water system. The system evaporator that treats the waste streams concentrates boric acid to 4 percent weight. The concentrated solution is then pumped to the evaporator bottoms tank (primary) for processing and disposal or, if reusable, is sent to the boric acid tanks. Absent pollution control requirements, these wastes would have been discharged directly to the environment.

            5. Secondary Liquid Waste. The function of the secondary liquid waste system is to treat waste liquids collected in the turbine building floor and equipment drains. The turbine building drains are segregated into drains where turbine cycle leakage is likely. This system also treats condensate polisher regeneration wastes. This treatment is to achieve compliance within the discharge limits imposed by the Clean Water Act. Absent pollution control requirements, these wastes would have been discharged directly to the environment. The system consists of several tanks and pumps, an evaporator, a demineralizer, a charcoal bed, an oil interceptor, and three filters. It also includes associated piping, valves, electrical and control equipment.

            6. Facilities For Discharge of Wastes. After treatment in the liquid radwaste system, boron recovery, steam generator blowdown, and secondary liquid waste systems, the liquids that will be discharged to the river are transferred to either of two discharge holdup tanks and then pumped through about five miles of buried piping to the Missouri River. The discharge holdup tanks will provide further holding, monitoring and treatment of liquids before they are released to the river. The tanks are sized to provide holdup for primary liquid radwaste and secondary liquid waste that will eventually be discharged. The tanks are necessary to provide the sampling required in order to ensure that all discharges are within pollution control limits. Each tank holds approximately 100,000 gallons and will have related equipment to provide necessary adjustments to obtain the required pH levels. Piping is installed to provide for reprocessing the tank contents if monitoring shows that the contents fail to meet the environmental requirements for discharge.

            7. Chemical Waste Treatment System. The chemical waste treatment system collects waste chemicals and detergent wastes for treatment and disposal. Waste is collected from the chemical and volume control system sample room sink, the hot laboratory sample sinks, the recycle evaporator and recycle evaporator reagent tank, the waste evaporator and waste evaporator reagent tank, the secondary liquid waste evaporator and secondary liquid waste evaporator reagent tank, the radwaste building sample laboratory sink, evaporator bottoms tank overflow (primary and secondary), decontamination tanks in hot machine shop and turbine building sample laboratory sinks. Except as described below, all effluents in this system flow by gravity directly to the chemical drain tank located in the basement of the radwaste building. The effluents from hot laboratory sample sinks flow by gravity to the chemical equipment drain sump located in the basement of the control building. This sump is vented to the access control exhaust system to prevent diffusion of vapors to the atmosphere. The same is true of the vent for the detergent drain tank, which collects waste from the laundry, hot laboratory, and the men's and women's disrobe areas located in the control building. The turbine building sample laboratory sinks are tied to a common drain line. This line can be routed through demineralizers and discharged to the oil waste system or discharged into a portable container outside the laboratory.

            8. Floor and Equipment Drain System. One of three subsystems within the floor and equipment drains is designed to collect liquid waste and pump it to the floor drain tank.

The pollution control equipment processes effluent originating in the hot machine shop decontamination area prior to releasing it to the floor drain tank.

         9-10. Sewage Collection and Treatment System. The power block drainage system collects wastes from service facilities, pantry facilities, electric water coolers, clean shower, plumbing fixtures and toilet drains in the control building, and from electric water coolers, electric water heaters, plumbing fixtures and toilet room floor drains in the turbine building.

         The collection facilities drain to a lift station and the wastes are then pumped to the sewage treatment plant. After treatment the wastes are discharged to the river. (The qualifying facilities do not include field facilities used during construction.)

         This system is not in regular operation at substantially the level of treatment for which it was intended. The Company will therefore improve its maintenance and inspection program and make necessary changes to the system. When this is completed, the system will be capable of meeting or exceeding applicable federal, state and local requirements for the control of water pollution.

           11.  Chemical and Volume  Control  Letdown  Waste  Processing  System
(CVCS). During plant operation, this maintains the reactor coolant system equilibrium fission and corrosion product activities within specified limits. The letdown waste effluent from the system is processed and treated. Mixed-bed demineralizers are provided in the letdown system to provide cleanup of the letdown flow. The demineralizers remove ionic corrosion products, certain fission products, and act as filters. One demineralizer is usually in continuous service for normal letdown flow and can be supplemented intermittently by the cation bed demineralizer for additional purification as required.

B.  AIR POLLUTION CONTROL FACILITIES:

            1. Gaseous Radwaste System. The function of this system is to remove polluting gases produced by the fission process from the reactor coolant system and to collect other gaseous waste pollutants from sources having appreciable amounts of fission product gases and hydrogen. The system has the capacity for achieving decay of such waste gases through long-term storage, thus complying with air pollution control requirements by eliminating regularly scheduled discharges of radioactive gases into the atmosphere. This system consists principally of the hydrogen recombiner and a series of eight waste gas decay tanks. The hydrogen recombiner provides a means of drawing off the waste gases through combination with hydrogen. The hydrogen is then catalytically recombined to form water, and the remaining waste gases are then processed and allowed to decay in waste gas decay tanks.

            2. Control Building Ventilation Exhaust System. The access control exhaust system takes suction from the potentially contaminated areas of the access control floor and the basement beneath. This system filters exhaust prior to discharge to the environment.

            3. Auxiliary Building Ventilation Exhaust System. All exhaust air from the auxiliary building is processed through the auxiliary/fuel building normal exhaust system filter train for cleanup prior to radiation monitoring and discharge to the environment.

            4. Condenser Air Removal System. The condenser air removal system exhausts potentially radioactive gases and other gases from the condenser and processes them through a charcoal adsorber unit prior to discharge to the environment.

            5. Containment Atmospheric Control System. The containment atmospheric control system has two functions-to reduce the containment airborne concentrations of radioiodine and particulates to acceptable levels prior to and during occupancy of the containment and to reduce the amount of airborne radioiodine and particulates released to the environment prior to containment purges. The system operates, as needed, prior to and during purging to provide internal cleanup of the containment atmosphere by recirculation through charcoal adsorbers and particulate filters.

            6. Containment Purge System. During operation of the containment shutdown purge supply system, the containment shutdown purge exhaust fan takes suction from the containment through the containment purge exhaust system and containment purge filtration unit and discharges it to the environment.

            7. Radiation Monitoring System (primarily air pollution control related). A portion of the process and effluent radiation monitoring system is necessary to monitor, record, and control the release to the environment of radioactive materials that may be generated under normal conditions. The process and effluent radioactivity monitors operate continuously during both intermittent and continuous discharges of potentially radioactive plant effluents.

C.  SOLID WASTE DISPOSAL FACILITIES:

            1. Solid Radwaste Processing System.(*) The solid radwaste processing system includes facilities for solidification, compaction, and temporary storage of solid wastes. It collects spent resins, evaporator bottoms, spent charcoal and miscellaneous dry wastes. The system is designed to provide adequate handling, processing and drumming up of the wastes, and temporarily storing them until shipment offsite for disposal at a licensed burial site. The wastes are generated during normal plant operation and during anticipated operational occurrences, such as refueling and high maintenance periods.

         Filter Handling System. The filter handling system provides a means of removing and transferring spent filter cartridges from the filter vessels for processing and disposal.

         Resin Sluicing System. The resin sluicing system provides a means for transferring spent resins from the demineralizers to the spent resin storage tank. From there these resins are processed for disposal. The system is designed to minimize the amount of waste liquid generated during sluicing.

            2. Temporary Storage.(**) A consulting engineering firm was retained to determine a location for storage of solidified secondary radwaste. The consultants determined that it would be best to store this low-level waste on a temporary basis pending disposal in what is now called the fabrication shop (or similar structure).

D.  MISCELLANEOUS:

            1. Radwaste Building and Radwaste Pipe Tunnel. The radwaste building contains only facilities performing a solid waste disposal function or facilities performing a pollution control function. As discussed below, the radwaste building and the radwaste pipe tunnel are necessary to the proper functioning of those systems described above which are located in the building.

         Radwaste Building. The radwaste building is a rectangular, multistory, structural steel and reinforced concrete structure which houses facilities for treatment and disposal of radioactive liquid, gaseous and solid wastes.

         Radwaste Pipe Tunnel. The radwaste pipe tunnel is a below-grade, reinforced concrete structure connecting the auxiliary building and the radwaste building. The tunnel provides access and carries electrical cable trays and piping between the auxiliary building and the radwaste building. It functions only in support of the radwaste building and equipment therein.



----------
(*) Certain portions of the Solid Radwaste Processing System are no longer in use. Since the plant became operational, the equipment associated with solidifying radioactive resins and bottoms has been retired. In addition, the equipment processing contaminated laundry wastewater (reverse osmosis) has been retired. Equipment associated with the solidification of radwastes is being replaced with a new Radwaste Volume Reduction system. The total estimated costs of the retired equipment is $14,283,360, a portion of which was financed with the Prior Bonds.

(**) The temporary storage facilities were not constructed. The total estimated cost of the temporary storage facilities which was to be financed with the Prior Bonds was $198,681.